                                  EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                      FOR THE THREE MONTHS          FOR THE NINE MONTHS
                                            ENDED                          ENDED
                                         DECEMBER 31,                   DECEMBER 31,
                                         ------------                   ------------
                                       1995         1996             1995           1996
                                       ----         ----             ----           ----
Net income (loss) ..............   $  (849,140)   $   120,898    $(2,156,192)   $(1,790,438)
Accretion of Redemption value on
   Preferred Stock .............      (180,501)      (524,056)      (541,503)    (1,039,658)
                                   -----------    -----------    -----------    -----------
Net loss applicable to common
   stockholders ................   $(1,029,641)   $  (403,158)   $(2,697,695)   $(2,830,096)
                                   ===========    ===========    ===========    ===========
Net loss per common share ......   $      (.38)   $      (.14)   $      (.99)   $     (1.01)
                                   ===========    ===========    ===========    ===========
Weighted average common shares
   outstanding .................     2,723,533      2,824,498      2,719,539      2,807,598
                                   ===========    ===========    ===========    ===========

Primary and fully diluted net loss per common share do not differ.



                                       14